Exhibit 99.1

FOR IMMEDIATE RELEASE CONTACT:

Stacie Shirley Vice President, Finance and Treasurer (214) 757-2967

Ginger Reeder Vice President, Corporate Communications (972) 969-3213

The Neiman Marcus Group, Inc. Stockholders Approve Merger Agreement

DALLAS, Texas, August 16, 2005 – The Neiman Marcus Group, Inc. (NYSE: NMG.A, NMG.B) announced that at a special meeting of the stockholders held today in Newton, Massachusetts, the stockholders of the Company voted to adopt the merger agreement providing for the acquisition of the Company by an entity currently indirectly owned by private equity funds sponsored by TPG Advisors III, Inc., TPG Advisors IV, Inc., Warburg Pincus & Co., Warburg Pincus LLC and Warburg Pincus Partners LLC. Approximately 99.7% of stockholders present and voting voted for adoption of the merger agreement. The number of shares voting to adopt the merger agreement represents approximately 74.3% of the total number of shares outstanding and entitled to vote.

The proposed merger was announced on May 2, 2005 and is expected to be completed during the last calendar quarter of 2005, subject to the satisfaction or waiver of all the closing conditions set forth in the merger agreement. Under the terms of the merger agreement, Company stockholders will receive $100.00 per share in cash, without interest.

About The Neiman Marcus Group

The Neiman Marcus Group, Inc. operations include the Specialty Retail Stores segment and the Direct Marketing segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus and Bergdorf Goodman stores. The Direct Marketing segment conducts both print catalog and online operations under the Neiman Marcus, Horchow and Bergdorf Goodman brand names. Information about the Company can be accessed at www.neimanmarcusgroup.com.

From time to time, the Company may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain “forward-looking information.” These statements are made based on management’s expectations and beliefs concerning future events and are not guarantees of future performance. While the Company believes that these forward-looking statements are based upon reasonable assumptions when made, the Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: political or economic conditions; terrorist activities in the United States or escalation in the international war on terrorism; disruptions in business at the Company’s stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods that are, or are perceived to be, “luxuries”; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company’s marketing, merchandising and promotional efforts; changes in the Company’s relationships with key customers; delays in the receipt of merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the Company’s financial results or reputation; changes in the Company’s relationships with designers, vendors and other sources of merchandise; the financial viability of the Company’s designers, vendors and other sources of merchandise; the design and implementation of new information systems or enhancement of existing systems; changes in foreign currency exchange rates; impact of funding requirements related to the Company’s noncontributory defined benefit pension plan; changes in the Company’s relationships with certain of key sales associates; changes in key management personnel; changes in the Company’s proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company’s cost of operations.

These and other factors that may adversely affect the Company’s future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.